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September 3, 2003

VARSITY BRANDS, INC. SUPPLEMENTAL PROXY MATERIALS

Introduction

        By now you should have received the Notice of Special Meeting of Stockholders of Varsity Brands, Inc. (the "Company") and the accompanying Proxy Statement pertaining to a special meeting of the Company's stockholders (the "Special Meeting") to be held on September 15, 2003 at the Marriott New York Eastside Hotel, 525 Lexington Avenue, New York, New York at 9:00 a.m. local time. The purpose of the Special Meeting is to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated April 21, 2003, by and among the Company, VB Merger Corporation and VBR Holding Corporation, as the merger agreement may be amended from time to time, and (ii) any other matters that may be properly brought before the meeting. The Notice of Special Meeting of Stockholders and the accompanying Proxy Statement are dated August 12, 2003 and were mailed to you on August 13, 2003.

        On August 13, 2003, the Company, each of its directors, and Leonard Green & Partners, L.P., were named as defendants in a purported class action lawsuit filed in the Delaware Court of Chancery (the "Delaware Lawsuit"). This lawsuit is in addition to the class action lawsuit that was filed on May 15, 2003 in the Tennessee Chancery Court and which is disclosed in the Proxy Statement (the "Tennessee Lawsuit"). A description of the Delaware Lawsuit was set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (the "June 30 10-Q") that was filed with the United States Securities and Exchange Commission (the "SEC") on August 14, 2003, and is incorporated by reference into the Proxy Statement. In addition, a copy of the complaint in the Delaware Lawsuit was attached as an exhibit to the Company's Amendment No. 6 to its Transaction Statement on Schedule 13E-3 that was filed with the SEC on August 18, 2003.

        Both the Delaware Lawsuit and the Tennessee Lawsuit allege that the Company and its board of directors (the "Board") breached their fiduciary duties owed to holders of the Company's common stock other than the defendants and their affiliates (the "Class"). The Delaware Lawsuit further alleges that Leonard Green & Partners, L.P. aided and abetted certain of the Company's and the Board's alleged breaches of fiduciary duty. Both the Delaware Lawsuit and the Tennessee Lawsuit (collectively, the "Stockholder Lawsuits") seek class action certification, as well as monetary, declaratory and injunctive relief. Hearings on motions seeking to enjoin the proposed merger were scheduled in the Delaware Court of Chancery and the Tennessee Chancery Court for September 9, 2003 and September 12, 2003, respectively.

        Each of the defendants has denied and continues to deny (a) that the Stockholder Lawsuits have any merit, or that there is any basis for the claims and contentions alleged by the plaintiffs in the Stockholder Lawsuits; (b) all charges of wrongdoing or liability against the defendants arising out of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Stockholder Lawsuits; and (c) the allegations that the plaintiffs or the class have suffered damage by reason of the alleged breach of fiduciary duties, aiding and abetting, self-dealing, misrepresentations, non-disclosures or otherwise, or that the plaintiffs or the Class were harmed by the conduct alleged in the Stockholder Lawsuits.

        On or about August 20, 2003, plaintiffs' attorneys initiated settlement discussions. In order to avoid the uncertainties, burden, distraction and expense of protracted litigation, the Company and Leonard Green & Partners, L.P., through counsel, engaged in settlement negotiations and reached an agreement-in-principle on August 22, 2003 with plaintiffs' counsel to settle both of the Stockholder Lawsuits. Thereafter, on August 28, 2003 the parties, through their respective attorneys, entered into a memorandum of understanding setting forth the terms of this agreement-in-principle. The Company's

Board ratified the memorandum of understanding by unanimous written consent in lieu of a meeting and, in connection therewith, also ratified the execution and delivery of the first amendment to the merger agreement and authorized the Company's executive officers, on the advice of counsel, to take the actions necessary to implement the terms of the memorandum of understanding and the terms of the first amendment to the merger agreement, and to effect a settlement. The terms of the memorandum of understanding are described below and a copy of it is filed as an exhibit to Amendment No. 7 to the Company's Transaction Statement on Schedule 13E-3. The terms of the first amendment to the merger agreement are described in Section II below and a copy of it is annexed hereto as Annex B.

        The memorandum of understanding contemplates the negotiation and execution of a formal Stipulation and Agreement of Settlement (the "Settlement"), which will be submitted to the Tennessee Chancery Court for approval. Members of the Class will receive formal notice of the date and time of the hearing, at which time the Tennessee Chancery Court will consider approval of the Settlement. Pending approval of the Settlement, both of the Stockholder Lawsuits will not proceed. Even if the transaction contemplated by the merger agreement is not consummated, the Settlement with respect to the Stockholder Lawsuits will be binding and effective upon the Company, its directors, Leonard Green & Partners, L.P. and the Class, subject to court approval.

        Pursuant to the Settlement, it was agreed, among other things:

  (i)
  that the Company would provide agreed additional disclosures regarding matters which plaintiffs contend should have been disclosed in the Proxy Statement;

  (ii)
  that selected provisions of the merger agreement would be amended; and

  (iii)
  that the Company would pay the agreed legal fees and expenses of plaintiffs' attorneys with respect to both Stockholder Lawsuits as awarded by the Tennessee Chancery Court.

        Also pursuant to the Settlement, upon the satisfaction of all of the conditions to the Settlement, including the approval of the Settlement by the Tennessee Chancery Court, the Stockholder Lawsuits and all claims (whether known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts) shall be fully, finally and forever settled and released, and the Stockholder Lawsuits shall be dismissed with prejudice, as to members of the Class, the defendants, and the defendants' affiliates, upon and subject to the terms and conditions of the Settlement.

        The foregoing information with respect to the Settlement is qualified in its entirety by reference to the text of the memorandum of understanding filed with the SEC as an exhibit to Amendment No. 7 to the Company's Transaction Statement on Form 13E-3. We urge you to read the memorandum of understanding in its entirety.

        Set forth below are the specific additional disclosures that the Company has agreed with plaintiffs' counsel to make with respect to the Proxy Statement. We have also provided a description of (i) the specific provisions of the merger agreement that have been amended as a result of the Settlement, (ii) the application for an award of fees and expenses to be filed by plaintiffs' attorneys, (iii) the current status of the Special Meeting and the proposed merger transaction, and (iv) where and how you can obtain additional information.

        I.    Supplemental Proxy Disclosures

        Pursuant to the Settlement, the following disclosures are in addition to, and are intended to supplement, the disclosures set forth in the Proxy Statement that has been mailed to you. References to page and paragraph numbers refer to the pages and paragraphs in the Proxy Statement. All capitalized terms in the following disclosures, unless expressly stated to the contrary, shall have the same meanings

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as ascribed to them in the Proxy Statement. These disclosures are to be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

  •
  Pursuant to a Stockholder's Agreement which expired by its terms in May of 2001, Mr. Jeffrey G. Webb, the Chief Executive Officer of the Company, had the contractual right, commencing in May of 1997 until May of 2001, to nominate two directors to the Board. Mr. Webb exercised this right in favor of the election of himself and Mr. Arthur N. Seessel, III as directors of the Company. After Mr. Webb's nomination rights expired in May, 2001, Mr. Seessel was re-nominated for election to the Board pursuant to the Company's standard procedures and re-elected to the Board by the Company's stockholders.

  •
  Leonard Toboroff, Robert E. Nederlander and John McConnaughy were all previously members of the Board of Directors of MEGO Financial Corporation. Mr. Nederlander was the Chairman of the Board and the Chief Executive Officer of MEGO from 1988 to January 2002. Mr. McConnaughy was a Director of MEGO from 1984 until January 2002, and Mr. Toboroff was a Director of MEGO from 2001 until January 2002. In January 2002, Messrs. Nederlander, McConnaughy and other individuals unaffiliated with the Company, sold all their equity interests in MEGO. Simultaneously therewith, Messrs. Nederlander, Toboroff and McConnaughy resigned from the board of MEGO and Mr. Nederlander resigned as the Chief Executive Officer of MEGO.

  •
  The Proxy Statement did not explicitly set forth the Company's financial results for the second quarter ended June 30, 2003. Rather, as permitted by the applicable rules and regulations promulgated by the SEC, such financial results are incorporated into the Proxy Statement by reference to the Company's June 30 10-Q that was filed with the SEC on August 14, 2003. Attached hereto for your convenience as Annex A is a copy of the Company's June 30 10-Q that was filed with the SEC on August 14, 2003.

  •
  The last paragraph on page 20 of the Proxy Statement discloses that one of the four potential purchasers included in the final round of bidding proposed that Varsity's management make a co-investment of $2 million, post-closing. That purchaser, The Riverside Company, did not specify the percentage ownership in the ongoing entity that could be acquired for such $2 million investment.

  •
  At the meeting of the Board on March 5, 2003, which is described in the last paragraph on page 20 of the Proxy Statement, Rothschild's review of the process as of that date primarily focused upon the final four potential purchasers, which included Leonard Green & Partners, L.P. and The Riverside Company. Nonetheless, for illustrative purposes, Rothschild also reviewed with the Board, in summary form, certain elements of the proposals made by the three potential purchasers which were not chosen by the Board to participate in the final round of bidding. These were the three potential purchasers which were eliminated after submitting their proposals on February 26, 2003, as described in the last paragraph on page 19 and in the first full paragraph on page 20 of the Proxy Statement. Consequently, references to more than four potential purchasers during the March 5 meeting refer to one or more of these other three potential purchasers.

  •
  As disclosed in the last paragraph on page 23 of the Proxy Statement (which carries over to the top of page 24), the Board, in deciding to vote in favor of the proposed transaction with Leonard Green & Partners, L.P., took note, among other things, of the relatively poor performance of the Company's common stock over the course of the last few years and the premium represented by the $6.57 merger consideration. These facts were among a number of factors considered by the Board. In and of itself, the difference between the $6.57 merger consideration and the Company's stock price at the time the merger was announced is not necessarily an indication of the fairness of the $6.57 merger consideration.

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  •
  The nine individuals with whom Leonard Green and Partners, L.P. negotiated voting agreements are the same individuals who signed the voting agreements after the April 21, 2003 meeting of the Board. These individuals collectively own approximately 47% of the Company's issued and outstanding common stock. Such nine individuals are Robert E. Nederlander, Jeffrey G. Webb, John N. Nichols, David Groelinger, Leonard Toboroff, John McConnaughy, Jr., W. Kline Boyd, Gregory C. Webb, and J. Kristyn Sheperd. The precise ownership interests of these nine individuals are set forth on pages 82 and 83 of the Proxy Statement. In connection with the amendment of the merger agreement, each of the individuals who entered into a voting agreement with VBR Holding Corporation has acknowledged that the voting agreement continues to apply to the merger agreement, as amended by the first amendment.

        II.    Amendments to the Merger Agreement

        Pursuant to the Settlement, the Company, VBR Holding Corporation and VB Merger Corporation have agreed to amend the merger agreement in two respects. First, the termination fee that would be payable by the Company under the terms of the merger agreement, in the event that it chose to terminate the merger agreement, has been reduced from $3,500,000 to $2,750,000. Second, prior to the amendment of the merger agreement, it was a condition to the obligations of VBR Holding Corporation and VB Merger Corporation to complete the merger that holders of no more than 15% of our outstanding common stock shall have demanded judicial appraisal of their shares in accordance with Section 262 of the Delaware General Corporation Law, notwithstanding the approval of the merger by a majority of our stockholders. In the amendment to the merger agreement, we agreed to increase this percentage to 20%.

        Except for the two modifications to the merger agreement described above, and as more fully set forth in the first amendment to the merger agreement, a copy of which is annexed hereto as Annex B, the merger agreement remains in full force and effect in accordance with all of its terms. We urge you to read the first amendment to the merger agreement in its entirety.

        III.    Payment of Legal Fees

        Subject to the approval of the Tennessee Chancery Court, the Company has agreed, upon such approval by the Tennessee Chancery Court, to pay to plaintiffs' attorneys up to an aggregate of $525,000 in respect of their legal fees and costs in connection with the Stockholder Lawsuits. The Company expects that such payments will be made by the Company's insurance carrier in accordance with the terms and conditions of the Company's directors' and officers' liability insurance policies.

        IV.    Special Meeting of Stockholders

        In accordance with the Settlement, the Special Meeting will still be held, as scheduled, on September 15, 2003 at the Marriott New York Eastside Hotel, 525 Lexington Avenue, New York, New York at 9:00 a.m. local time as described in the Notice to Stockholders, at which time stockholders of the Company will vote on the merger. In the event that the merger is approved by the Company's stockholders at the Special Meeting, or any adjournment thereof, subject to the satisfaction of all other terms and conditions set forth in the merger agreement, the Company and Leonard Green & Partners, L.P. will seek to consummate the merger as soon as practicable thereafter.

        On September 3, 2003, the Company issued a press release, summarizing the information set forth in these supplementary proxy materials, a copy of which is attached hereto as Annex C.

        V.    Additional Information

        This document, the memorandum of understanding, the first amendment to the merger agreement and the other documents annexed hereto, as well as other filings containing information about the Company, are available, without charge, at the Securities and Exchange Commission's website (http://www.sec.gov). You may also obtain copies of all such documents, without charge, by requesting them in writing from Varsity Brands, Inc., 6745 Lenox Center Court, Suite 300, Memphis, TN 38115, attention: Chief Financial Officer, or by telephone at (901) 387-4300.

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Annex A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTER ENDED JUNE 30, 2003

Commission file number: 0-19298

VARSITY BRANDS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	22-2890400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6745 Lenox Center Court, Suite 300, Memphis, TN 38115 (Address of principal executive offices) (Zip code)
(901) 387-4300 (Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1935 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [    ]

        Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

9,592,250 Common Shares as of August 8, 2003

VARSITY BRANDS, INC.

INDEX

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This report contains certain statements that are "forward-looking" statements under the federal securities laws that are based on the beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements appear throughout Note 10 of the "Notes to Condensed Consolidated Financial Statements' entitled "Proposed Merger" regarding the Company's proposed acquisition by the Company's Senior Management and a wholly-owned subsidiary of Leonard Green & Partners, L.P. Certain factors could cause actual results to differ materially from those in such forward looking statements including, without limitation, (i) the failure to receive the necessary stockholder approval or effect the successful tender offer for at least a majority of the Company's 10.5% senior notes due 2007 in a timely manner, or at all, and (ii) the failure to satisfy various closing conditions set forth in the definitive Agreement and Plan of Merger. Forward looking statements also appear throughout Item 2 of Part I, "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning the Company's seasonal patterns of working capital and revenue and operating results in its business. Certain factors could cause actual results to differ materially from those in the forward-looking statements including without limitation, (i) continuation of historical seasonal patterns of demand for the Company's products and the Company's ability to meet the demand; (ii) actions by competitors, including without limitation new product introductions; (iii) the loss of domestic or foreign suppliers; (iv) changes in business strategy or new product lines and the Company's ability to successfully implement these; (v) moderation of uniform and accessories revenue growth; and (vi) changes in interest rates and general economic conditions. These "forward-looking statements" are based on currently available information and plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from the Company's expectations.

VARSITY BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

Part I. FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

	June 30, 2003	December 31, 2002	June 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,780	$18,821	$3,359
Accounts receivable, trade less allowance for doubtful accounts ($484, $441 and $321, respectively)	34,720	12,067	34,292
Inventories	14,145	7,811	14,121
Prepaid expenses	5,789	4,337	4,575
Other receivables	287	254	273
Deferred taxes	1,470	2,770	2,173

Total current assets	65,191	46,060	58,793
Property, plant and equipment, less accumulated depreciation ($5,319, $5,081 and $4,870, respectively)	3,427	3,459	3,806
Deferred taxes	660	660	—
Goodwill, less accumulated amortization of $9,595	66,596	66,596	66,596
Intangibles and deferred charges, less accumulated amortization ($3,921, $3,545 and $3,204, respectively)	1,810	2,186	2,252
Other assets	549	597	632

	$138,233	$119,558	$132,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,525	$5,225	$16,208
Accrued liabililties	7,084	7,068	8,790
Customer deposits	13,651	7,318	13,100
Current portion of long-term debt	2,375	2,375	1,375

Total current liabilities	38,635	21,986	39,473
Long-term debt	69,785	69,785	72,160
Deferred taxes	—	—	188
Contingent liabilities	—	—	—
Stockholders' equity:
Preferred stock	—	—	—
Common stock	96	96	95
Additional paid-in capital	37,788	37,788	37,306
Accumulated deficit	(8,071)	(10,097)	(17,143)

	29,813	27,787	20,258

	$138,233	$119,558	$132,079

See notes to condensed consolidated financial statements.

VARSITY BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenues:
Uniforms and accessories	$39,303	$42,047	$45,704	$47,701
Camps and events	15,198	15,323	32,485	28,362

	54,501	57,370	78,189	76,063
Cost of revenues:
Uniforms and accessories	19,739	21,400	23,799	25,466
Camps and events	10,417	10,669	20,850	18,732

Cost of revenues	30,156	32,069	44,649	44,198

Gross profit	24,345	25,301	33,540	31,865
Selling, general and administrative expenses	14,762	14,035	26,393	24,750

Income from operations	9,583	11,266	7,147	7,115
Other expense
Interest expense, net	1,909	2,048	3,821	4,174
Gain on retirement of debt	—	(150)	—	(150)

Total other expense	1,909	1,898	3,821	4,024

Operating income before income taxes	7,674	9,368	3,326	3,091
Incomes taxes	3,000	620	1,300	210

Net income	$4,674	$8,748	$2,026	$2,881

Net income per share
Basic	$0.49	$0.93	$0.21	$0.30
Diluted	$0.40	$0.79	$0.18	$0.27
Weighted average number common and common equivalent shares outstanding:
Basic	9,592	9,452	9,592	9,452
Diluted	11,752	11,233	11,587	11,163

See notes to condensed consolidated financial statements.

VARSITY BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)
(In thousands)

	Common Stock			Retained Earnings (Accumulated deficit)
			Additional paid-in Capital		Total Stockholders' Equity
	Shares	Amount
For the six months ended June 30, 2002
Balance, January 1, 2002	9,452	$95	$37,306	$(20,024)	$17,377
Net income for the period	—	—	—	2,881	2,881

	9,452	$95	$37,306	$(17,143)	$20,258

For the six months ended June 30, 2003
Balance, January 1, 2003	9,592	$96	$37,788	$(10,097)	$27,787
Net income for the period	—	—	—	2,026	2,026

	9,592	$96	$37,788	$(8,071)	$29,813

See notes to condensed consolidated financial statements.

VARSITY BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$4,674	$8,748	$2,026	$2,881
Adjustments to reconcile net income to net cash provided by (used in) continuing operations:
Depreciation and amortization:
Amortization of debt issue costs	129	122	258	253
Other depreciation and amortization	464	480	938	989
Provision for losses on accounts receivable	50	64	125	106
Deferred taxes	3,000	620	1,300	210
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable, trade	(27,115)	(28,070)	(22,778)	(21,905)
Inventories	(1,747)	(1,664)	(6,334)	(6,258)
Prepaid expenses	(685)	422	(1,452)	(638)
Other receivables	238	3,086	(33)	3,540
Other assets	35	(71)	48	(73)
Increase (decrease) in:
Accounts payable	5,934	6,845	10,300	10,317
Accrued liabilities	2,697	3,411	16	133
Customer deposits	10,327	10,154	6,333	7,777

Net cash provided by (used in) operations	(1,999)	4,147	(9,253)	(2,668)
Cash flows from investing activities:
Capital expenditures	(204)	(125)	(788)	(318)

Net cash used in investing activities	(204)	(125)	(788)	(318)
Cash flows from financing activities:
Borrowings under line-of-credit agreement	—	7,200	—	7,200
Repayments under line-of-credit agreement	—	(7,200)	—	(7,200)
Redemption of senior bonds	—	(8,049)	—	(8,049)
Debt issue costs	—	—	—	(3)

Net cash used in financing activities	—	(8,049)	—	(8,052)

Net decrease in cash	(2,203)	(4,027)	(10,041)	(11,038)
Cash, beginning	10,983	7,386	18,821	14,397

Cash, ending	$8,780	$3,359	$8,780	$3,359

See notes to consolidated financial statements.

VARSITY BRANDS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1    Basis of presentation

        The condensed consolidated financial statements represent Varsity Brands, Inc. ("Varsity" or the "Company") and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These statements are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the Company's condensed consolidated financial position and the condensed consolidated results of its operations and cash flows at June 30, 2003 and 2002 and for the periods then ended. Certain information and footnote disclosures made in the Company's last Annual Report on Form 10-K have been condensed or omitted for these interim statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected during the remainder of 2003.

2    Earnings per share

        Basic earnings per share amounts have been computed by dividing earnings by the weighted average number of outstanding common shares. Diluted earnings per share is computed by adjusting earnings for the effect of the assumed conversion of dilutive securities and dividing the result by the weighted average number of common share and common equivalent shares to dilutive securities. A reconciliation between the numerators and denominators for these calculations follows:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net income
Earnings—numerator
Net income	$4,674	$8,748	$2,026	$2,881
Effect of assumed conversion of convertible debt, when dilutive—interest savings	52	94	104	188

Numerator for diluted per share computation	$4,726	$8,842	$2,130	$3,069

Shares—denominator
Weighted average number of outstanding common shares	9,592	9,452	9,592	9,452
Weighted average common equivalent shares:
Options, assumed exercise of dilutive options, net of treasury shares which could have been purchased from the proceeds of the assumed exercise based on average market prices	463	84	298	14
Convertible debt, assumed conversion when dilutive	1,697	1,697	1,697	1,697

Denominator for diluted per share computation	11,752	11,233	11,587	11,163

3    Receivables

        Accounts receivable include unbilled shipments of approximately $13,129,000, $639,000 and $11,628,000 at June 30, 2003, December 31, 2002 and June 30, 2002, respectively. It is the Company's policy to record revenues when the related goods have been shipped. Unbilled shipments represent receivables for shipments that have not yet been invoiced. These amounts relate principally to partial shipments to customers who are not invoiced until their order is shipped in its entirety or customers with orders containing other terms that require a deferral in the issuance of the invoice. Management believes that substantially all of these unbilled receivables will be invoiced within the current sales season.

4    Inventories

        Inventories consist of the following:

(In thousands)	June 30, 2003	December 31, 2002	June 30, 2002
Finished goods	$9,734	$5,012	$8,879
Raw materials	4,411	2,799	5,242

	$14,145	$7,811	$14,121

5    Supplemental cash flow information

        Cash paid for interest was $147,000 and $463,000 for the three-month periods ended June 30, 2003 and 2002, respectively, and $3,638,000 and $4,384,000 for the six-month periods ended June 30, 2003 and 2002, respectively.

6    Income taxes

        Operating results from continuing operations for the three-month and six-month periods ended June 30, 2003 and 2002 reflect a tax expense based on the anticipated effective annual tax rate for that year. The 2003 anticipated effective tax rate is estimated based upon anticipated income and non-deductible expenses for the year. The 2002 anticipated effective annual tax rate is estimated based on remaining net operating loss carryforwards and anticipated income and non-deductible expenses for the year. The actual tax rate for the year could vary substantially from the anticipated rate due to the use of these estimates.

7    Stock-Based Compensation

        In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, generally, no cost is recorded for stock options issued to employees, unless the option price is below market at the time options are granted.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock based compensation:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(In thousands)		(In thousands)
	except per share data
Net income, as reported	$4,674	$8,748	$2,026	$2,881
Deduct: Total stock-based employee compensation expense determined under the fair value based method	114	123	228	247

Pro-forma net income	$4,560	$8,625	$1,798	$2,634

Earnings per share:
Basic—as reported	$0.49	$0.93	$0.21	$0.30
Basic—pro-forma	$0.48	$0.91	$0.19	$0.28
Diluted—as reported	$0.40	$0.79	$0.18	$0.27
Diluted—pro-forma	$0.39	$0.78	$0.16	$0.25

8    Segment Information

        Net revenues and income from operations for the Company's two reportable segments are as follows:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(In thousands)		(In thousands)
Net revenues:
Uniforms and accessories	$39,303	$42,047	$45,704	$47,701
Camps and events	15,198	15,323	32,485	28,362

Consolidated total	$54,501	$57,370	$78,189	$76,063

Income from operations:
Uniforms and accessories	$10,455	$11,223	$6,603	$6,891
Camps and events	571	516	2,471	1,212
Corporate and unallocated expenses	(1,443)	(473)	(1,927)	(988)

Consolidated total	$9,583	$11,266	$7,147	$7,115

9    Accounting Pronouncements

        The Financial Accounting Standards Board has issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 became effective January 1, 2003. The new rules apply to all entities that have legal obligations associated with the retirement of a tangible long-lived asset. The entity should recognize a liability for an asset retirement obligation if (a) the entity has a duty or responsibility to settle an asset retirement obligation, (b) the entity has little or no discretion to avoid the future transfer or use of the assets, and (c) the transaction or other event obligating the entity has occurred. The Company does not believe this pronouncement will have a material impact on its financial statements.

        In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Recission of FASB Statements 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections" ("SFAS No. 145"). Among other provisions, SFAS No. 145 rescinds FASB Statement 4 "Reporting Gains and Losses from Extinguishment of Debt." Accordingly, gains or losses from extinguishment of debt should not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board Opinion 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"). Gains and losses from extinguishment of debt, which do not meet the criteria of APB 30, should be reclassified to income from continuing operations in all prior periods presented. The provisions of SFAS No. 145 became effective for fiscal years beginning after May 15, 2002. The Company has applied the provisions of SFAS No. 145 as of January 1, 2003.

        On June 1, 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses the accounting and reporting for costs associated with exit or disposal activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. This pronouncement became effective as of January 1, 2003 and will impact any exit or disposal activities the Company initiates after that date.

        In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure: an amendment of FASB Statement 123" ("SFAS No. 148"). SFAS No. 148 provides alternative transition methods for a voluntary change in the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in the interim period financial statements. These provisons of SFAS No. 148 became effective for financial statements for fiscal years ending after December 15, 2002 and are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The adoption of the interim disclosure provisions of SFAS No. 148 did not have a material impact on the Company's financial position and results of operations.

        In January 2003, the Financial Accounting Standards Board issued FIN 46, "Consolidation of Variable Interest Entities—An Interpretation of ARB 51" ("FIN 46"). FIN 46 is effective immediately for any variable interest entity created after January 31, 2003 and to variable interest entities that an enterprise acquires an interest in after that date. The statement includes disclosure requirements that must be met and may require the reporting entity to consolidate those variable interest entities which meet certain requirements. This pronouncement will become effective as of the first interim or fiscal period beginning after June 15, 2003 and will impact any variable interest entity activities the Company inititates after that date. The Company does not believe this pronouncement will have a material impact on its financial statements.

        In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30,

2003. The Company does not believe this pronouncement will have a material impact on its financial statements.

        In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe this pronouncement will have a material impact on its financial statements.

10    Proposed Merger

        On April 21, 2003, the Company entered into a definitive Agreement and Plan of Merger whereby the Company will be acquired by a wholly-owned subsidiary of an affiliate of Leonard Green & Partners, L.P., together with members of the Company's Senior Management. Under the terms of the agreement, all of the Company stockholders will receive $6.57 per share in cash upon the closing of the transaction, other than those members of Senior Management who will exchange a portion of their equity holdings in the Company for equity in the surviving corporation. The balance of Senior Management's equity holdings in the Company will be acquired or cancelled for the same consideration that all of the Company's other stockholders are receiving for their equity interest in the Company. The aggegate value of the merger transaction is approximately $164.2 million, including the repayment of indebtedness and related fees and expenses. Although the closing is not subject to financing, the merger transaction is expected to be funded through a combination of equity contributions by Green Equity Investors IV, L.P. (a private investment fund formed by Leonard Green & Partners) and the members of Senior Management participating in the transaction, new credit facilities with a syndicate of banks, and a private offering of senior subordinated notes. Leonard Green & Partners has received commitments from financial institutions in an amount that, when combined with the equity contributions, will be sufficient to fund these amounts.

        The closing of this transaction is subject to certain terms and conditions customary for transactions of this type, including but not limited to approval by the Company's stockholders. Mr. Jeffrey G. Webb, the Company's chief executive officer (who will be the chief executive officer of the surviving corporation after the closing of the transaction), along with eight (8) other individuals who are current and former members of management, or members of the Company's Board of Directors, who collectively own approximately 47% of the outstanding shares of the Company's common stock, have agreed to vote their shares in favor of the adoption of the merger agreement, the transaction contemplated thereby or any other actions necessary to consummate the merger. The closing of the transaction is also subject to the successful completion of a tender offer for at least a majority of the Company's outstanding 10.5% senior notes due 2007.

        Approval of the Company's stockholders is being solicited by the Company by means of a proxy statement that was mailed on August 13, 2003 to stockholders of record as of August 4, 2003. The proxy statement advised stockholders, among other things, that the special meeting of stockholders to vote on the transaction will be held on September 15, 2003 at 9:00 AM, Eastern Daylight Savings Time, in New York City. On August 13, 2003, the Company also commenced a tender offer for all of the $66.035 million aggregate principal amount of the Company's outstanding 10.5% senior notes, due 2007. The consummation of the tender offer is conditioned upon, and will be effected simultaneously with, the closing of the merger transaction. Pursuant to the terms of the tender offer, the Company will purchase the outstanding senior notes at a purchase price of $1,037.50 per $1,000 principal amount at maturity. The purchase price payment includes a consent fee paid only for senior notes validly tendered prior to a "consent payment deadline", which is expected to be 5:00 PM Eastern Daylight Savings time, in New York City, on August 26, 2003, unless extended.

        Upon completion of the merger, the Company will become a private entity, however, there are no assurances that the Company will be able to complete the merger as currently contemplated for various reasons, including but not limited to, the failure to receive the necessary stockholder approval, the failure to effect a successful tender offer for at least a majority of the Company's 10.5% senior notes due 2007 in a timely manner, or at all, or the failure to satisfy various closing conditions set forth in the definitive Agreement and Plan of Merger. The Company currently anticipates that closing of the transaction, which will be effected as soon as practicable upon the satisfaction of all closing conditions, will occur late in the third quarter of this year.

        In May 2003, the Company and its directors were named defendants in a lawsuit filed in Tennessee related to the proposed merger. The lawsuit alleges that the defendants breached their fiduciary and other duties owed to the Company's stockholders, in that the $6.57 per share merger consideration to be paid to our stockholders is unfair, was derived through an unfair process, and does not represent the value of our future prospects. The complaint also alleges that the defendants engaged in self-dealing without regard to conflicts of interest. The complaint seeks, among other things: injunctive relief prohibiting the Company from consummating the merger; and costs and disbursements related to the action, including reasonable attorneys' and experts' fees.

        The Company's directors and management believe that the allegations contained in the complaint are without merit and intend to contest the action vigorously. On June 16, 2003, the Company filed a motion to dismiss this lawsuit on the grounds that the lawsuit should proceed, if at all, in Delaware, the Company's state of incorporation. On July 9, 2003, plaintiff filed his opposition to the Company's motion to dismiss, and argument on this motion is currently scheduled to be heard on September 11, 2003.

        On August 13, 2003, the Company, its directors and Leonard Green & Partners, L.P. were named defendants in a lawsuit filed in the Delaware Court of Chancery related to the proposed merger, and in connection therewith a motion for expedited proceedings was also filed (collectively, the "Delaware Action"). The Delaware Action alleges, among other things, that the Company and its directors breached their fiduciary and other duties owed to the Company's stockholders, in that the Company's proxy statement contained material misstatements and failed to fully disclose all material facts; that the board of directors are interested or lack independence in connection with the proposed transaction and accordingly, the board bears the burden of establishing the entire fairness of the merger, which burden plaintiff alleges cannot be met; that the defendants failed to obtain the highest price reasonably available in connection with the sale of the Company; and that Leonard Green & Partners, L.P. aided and abetted the Company and its board of directors in breaching their fiduciary duties to the defendant. The Delaware Action seeks, among other things: injunctive relief, prohibiting the Company from consummating the merger; rescission of the proposed transaction; and damages and costs and disbursements related to the action, including attorneys' fees and experts' fees.

        The Company, its directors and Leonard Green & Partners, L.P., believe that the allegations contained in the Delaware Action are without merit and intend to contest the Delaware Action vigorously.

        As of May 27, 2003, the Company entered into a conversion agreement with the holder of the Company's 4.1% convertible debt. The conversion agreement provides that simultaneously with the consummation of the merger, the note will be deemed to be converted and the noteholder will have the right to receive $6.57 in cash for each of the Company's common shares into which the note would have been convertible, for a total of $9.1 million. If the merger is not consummated for any reason, the conversion agreement will be deemed null and void.

11    Reclassification of prior periods

        Certain prior period balances have been reclassified to conform to current year presentation.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Overview and seasonality

        Operations for the three-month period ended June 30, 2003 resulted in a net income of $4.7 million, or $0.40 per share on a diluted basis, as compared to net income of $8.7 million, or $0.79 per share on a diluted basis, for the second quarter of 2002. The primary reasons for the decrease in net income are a decrease in revenues and an increase in income tax expense combined with professional fees incurred in conjunction with the proposed merger. Professional fees incurred in conjunction with proposed merger total approximately $1.0 million and are included in selling, general and administrative expenses. Such changes are described in more detail in the discussion which follows this overview. Net income for the six-month period ended June 30, 2003 decreased to $2.0 million, or $0.18 per share on a diluted basis, from $2.9 million, or $0.27 per share on a diluted basis, in the six-month period ended June 30, 2002.

        Income from operations for the second quarter of 2003 decreased $1.7 million, or 14.9%, to $9.6 million from $11.3 million in the second quarter of 2002. This decrease can be attributed to a decrease in revenues combined with professional fees incurred in conjunction with the proposed merger, partially offset by gross margin improvements. For the six-month period, income from operations stayed relatively flat with a minimal increase in 2003 to $7.15 million from $7.12 million in 2002. For the six-month period the Company benefitted from revenue increases and gross margin improvements. Such increases were partially offset by professional fees incurred in conjunction with the Company's proposed merger transaction.

        The Company's operations are highly seasonal. In recent years, the Company's operations have been profitable in the second and third quarters, with the third quarter typically the strongest, while losses have typically been incurred in the first and fourth quarters. The factors influencing this seasonal pattern were discussed in the Company's last Annual Report on Form 10-K.

  Revenues

        Revenues for the three-month period ended June 30, 2003 decreased by $2.9 million, or 5.0%, to $54.5 million from $57.4 million in the second quarter of 2002. For the six-month period ended June 30, 2003, revenues increased by $2.1 million, or 2.8%, to $78.2 million from $76.1 million in the first six months of 2002.

        Revenues from the sale of uniforms and accessories decreased by $2.7 million, or 6.5%, to $39.3 million in the second quarter of 2003 from $42.0 million for the second quarter of 2002. For the six-month period, uniform and accessories revenues decreased by $2.0 million, or 4.2%, to $45.7 million from $47.7 million in 2002. The decrease in revenues is primarily due to a combination of economic and weather factors. Poor weather during the spring delayed squad tryouts. These delays have resulted in a shift in the Company's uniform shipments from the second quarter into the third quarter. The Company has experienced a decline in uniform sales as a result of the continued poor economy. The Company has noticed that its large customers, defined by the Company as those customers ordering in excess of $10,000, have placed orders in 2003 which are significantly less, on average, than orders placed in 2002. For the six-month period ended June 30, 2003, these revenue decreases were slightly offset by an increase in product sales at the Company's national championships and increased sales of dance and recital wear to the studio dance market during the first quarter of 2003.

        Revenues from camps and events decreased by $0.1 million, or 0.8%, to $15.2 million in the second quarter of 2003 from $15.3 million in the second quarter of 2002. For the six-month period,

camp and events revenues increased $4.1 million, or 14.5%, to $32.5 million in 2003 from $28.4 million in 2002. The decrease in second quarter is primarily the product of a shift in camp attendance from the second quarter to the third quarter. Such decreases were partially offset by a tuition increase of approximately 4%. The increase in revenues for the six-month period is directly attributable to an increase in the number of participants at the Company's regional and national cheerleading and dance team championships and at the Company's studio dance competitions during the first quarter of 2003.

  Gross Profit

        Gross profit for the second quarter of 2003 decreased by $1.0 million, or 3.8%, to $24.3 million from $25.3 million in the second quarter of 2002 and for the six-month period increased by $1.6 million, or 5.3%, to $33.5 million in 2003 from $31.9 million in 2002. Gross margin rates increased by 0.6 percentage points to 44.7% in the second quarter of 2003 from 44.1% in the second quarter of 2002. For the six-month period, gross margin rates increased by 1.0 percentage points to 42.9% in 2003 from 41.9% in 2002.

        Gross margin rates for the uniforms and accessories segment increased to 49.8% in the second quarter of 2003 from 49.1% in the second quarter of 2002. For the six-month period the segment's margin rates increased to 47.9% in 2003 from 46.6% in 2002. Margin improvements for the quarter ended June 30, 2003 can be attributed to price reductions received from the Company's primary raw materials vendor combined with increased in-house capacity for lettering, reducing the Company's reliance on more expensive third party lettering. Margin increases for the six-month period ended June 30, 2003 are also partially attributable to higher margins earned on the special event merchandise and studio dance apparel as compared to our other uniform lines.

        Gross margin rates for the camps and events segment increased to 31.5% in the second quarter of 2003 from 30.4% in the second quarter of 2002. For the six-month period the segment's margin rates increased to 35.8% in 2003 from 34.0% in 2002. Gross margin increases for the three-month period ended June 30, 2003 are directly atttributable to the fact that facility and staff costs remained relatively flat combined with an overall tuition increase of approximately 4%. The increase in the gross margin rates for the six-month period ended June 30, 2003 is also due to an increase in the national championship attendance combined with the effects of spreading certain fixed production costs over the larger revenue base realized at the championship events.

  Selling, general and administrative

        Selling, general and administrative expenses increased as a percentage of revenues to 27.1% in the second quarter of 2003 from 24.5% in the second quarter of 2002. For the six-month period, selling, general and administrative expense rates increased to 33.8% for the six-month period ended June 30, 2003 from 32.5% in 2002. Included in selling, general and administrative costs is approximately $1.0 million of professional fees incurred in conjunction with the Company's proposed merger transaction. Exclusive of these professional fees, selling, general and administrative expenses increased as a percentage of revenues to 25.3% in the second quarter of 2003 while the expense rate for the six-month period ended June 30, 2003 remained consistent with 2002 at 32.5%. The overall increase in the expense rate during the second quarter of 2003 is primarily a function of the decrease in revenues realized during the second quarter.

        Selling, general and administrative expenses as a percentage of revenues with respect to the uniforms and accessories segment increased to 23.2% in the second quarter of 2003 from 22.0% in the second quarter of 2002. For the six-month period the segment's selling, general and administrative expense rate increased to 33.5% in 2003 from 31.4% in 2002. These increases are primarily due to the overall decrease in uniforms and accessories revenues during both the three-month and six-month periods ended June 30, 2003.

        Selling, general and administrative expense ratios for the camps and events segment increased to 27.7% in the second quarter of 2003 from 27.1% in the second quarter of 2002. For the six-month period, the segment's selling, general and administrative expense rate decreased to 28.2% in 2003 from 29.7% in 2002. The slight increase in the three-month expense ratio is attributable to the segment's slight revenue loss during the quarter as compared to changes in the Company's adminstrative expenditures. Specifically, the Company has incurred increased health and business insurance costs. The gains realized during the six month period are due to improved economies of scale realized on the increase in revenues realized at the Company's regional and national cheerleading and dance team championships during the first quarter of 2003.

  Interest Expense

        Interest expense for the three-month period ended June 30, 2003 decreased to $1.9 million for the second quarter of 2003 from $2.0 million for the second quarter of 2002. Interest expense for the six-month period ended June 30, 2003 decreased to $3.8 million from $4.2 million for the six-month period ended June 30, 2002. Such decreases were due to reduced carrying amounts of each of the Company's 10.5% Senior Notes, its 4.1% Subordinated Convertible Debt and its revolving line of credit.

        In April 2002, the Company repurchased $8.25 million of its 10.5% Senior Notes for a total cost, including commissions, of $7.9 million resulting in an gain of $0.2 million.

  Income Taxes

        Operating results from continuing operations for the three-month and six-month periods ended June 30, 2003 and 2002 include an income tax benefit based on the anticipated effective annual tax rate for that year. The 2003 anticipated effective annual rate is estimated based on the expected income and non-deductible expenses for the year. The 2002 anticipated effective annual tax rate is estimated based on the expected utilization of remaining net operating loss carryforwards and anticipated income and non-deductible expenses for the year. The actual tax rate for the year could vary substantially from the anticipated rate due to the use of these estimates.

  Liquidity and Capital Resources

        The seasonality of the Company's working capital needs is impacted by three key factors. First, a significant portion of the products the Company sells are shipped during the late spring, summer and early fall period on dated-payment terms, with the related receivables becoming due when the school year begins during the following July to October period. Second, the Company incurs costs related to the Company's summer camp business during the first and second quarters as the Company prepares for the upcoming camp season, while camp revenues are mostly collected in the June to August time period. Lastly, the outstanding balance of the Company's publicly held debt impacts the Company's working capital requirements as semi-annual interest payments on the Company's currently $66.0 million of 10.5% Senior Notes outstanding come due each January and July.

        To finance these seasonal working capital demands, the Company maintains a credit facility in the form of a $15 million revolving line of credit, less a $100,000 reserve established by the bank. The line of credit agreement is available from January 15—September 15. Historically, the outstanding balance on the credit facility usually follows the seasonal cycles described above, increasing during the early part of the operating cycle in the first and second quarters of each year and then decreasing from late in the second quarter and in to the third quarter as collections are used to reduce the outstanding balance. Such seasonality should continue in the future. The credit facility agreement contains covenants which, among other things, require the Company to meet certain financial ratio and net worth tests, restrict the level of additional indebtedness that the Company may incur, limit payments of dividends, restrict the sale of assets and limit investments that the Company may make. The Company has pledged essentially all of its tangible assets as collateral for the credit facility.

        At June 30, 2003 and 2002, there were no outstanding balances due under the credit facility. The Company had approximately $716,000 of open letter of credit agreements outstanding as of August 8, 2003.

        In April, 2002, in accordance with the terms of the Company's debt instruments, including the Indenture in respect of its 10.5% Senior Notes, the Company used $7.9 million aggregate net proceeds received in the Umbro settlement to repurchase $8.25 million aggregate principal amount of its Senior Notes. As a result of this transaction, the Company recognized a gain of $0.2 million.

        The 10.5% Senior Notes contain covenants that, among other things, restrict the level of other indebtedness that the Company may incur, the amount of investments it may make in other businesses, the sale of assets and use of proceeds therefrom and the payments of dividends. The senior notes also restrict payment of junior indebtedness prior to the maturity of the junior indebtedness.

        The Company's current debt service obligations are significant and, accordingly, the Company's ability to meet its debt service and other obligations will depend on the Company's future performance and is subject to financial, economic and other factors, some of which are beyond the Company's control. Furthermore, due to the seasonality of the Company's working capital demands described above, year-over-year growth in the Company's business and working capital requirements could lead to higher debt levels in future periods. Management believes operating cash flow together with funds available from the Company's credit facility will be sufficient to fund the Company's current debt service, seasonal capital expenditures and other working capital requirements. However, many factors, including growth and expansion of the Company's business, could necessitate the need for increased lines of credit or other changes in the Company's credit facilities in the future.

        Net cash used in operations was $2.0 million for the three-month period ended June 30, 2003 compared to $4.1 million of net cash provided by operations for the three-month period ended June 30, 2002. Net cash used in operations increased to $9.3 million for the six-month period ended June 30, 2003 from $2.7 million for the six-month period ended June 30, 2002. The increase in net cash used is primarily due to the collection of outstanding receivables related to the Umbro soccer business in 2002. No similar funds were collected during 2003. For the six-month period, the increase is also partially due to a change in the timing of the receipt of customer deposits for the Company's regional and national championships.

        Net cash used in investing activities increased from $0.1 million in the three-month period ended June 30, 2002 to $0.2 million in the three-month period ended June 30, 2003. During the six-month period ended June 30, 2003, net cash used in investing activities increased to $0.8 million from $0.3 million for the six-month period ended June 30, 2002. These increases are due to the expected increase in capital expenditures during 2003.

        The decrease in net cash used in financing activities, from $8.1 million for the three-month and six-month periods ended June 30, 2002 to zero for the three-month and six-month periods ended June 30, 2003, is due to the redemption of the Company's 10.5% Senior Notes during 2002. No such redemption was made during 2003.

  Critical Accounting Policies

        Accounts receivable:    The majority of the Company's accounts receivables arise from the sale of cheerleading and dance team uniforms and accessories to high schools, junior high schools and all-star/youth groups throughout the United States. Except as described in Note 3 to the condensed consolidated financial statements, accounts receivable are due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due and the Company's previous loss history. The Company writes-off accounts receivable when they are determined to be uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The company fully reserves all service charges assessed on past due accounts. Service charge payments subsequently received are recognized as income at the time of payment.

        Inventories:    Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead, net of an allowance for discontinued inventory. The Company determines its allowance based on a variety of factors, the most important of which being the inclusion/exclusion of the inventory item from the Company's current catalog. Items no longer included in the catalog are reserved at 100% of cost.

        Intangible assets, goodwill and deferred charges:    Debt issue costs are amortized to interest expense over the term of the related debt. Other intangibles and deferred charges are being amortized by the straight-line method over their respective estimated lives.

        Goodwill and indefinite lived intangible assets are reviewed annually for impairment. The impairment assessment is derived using discounted cash flow analysis to calculate fair value. The Company will compare the calculated fair value to the carrying value of goodwill. Any impairment charges will be charged against operations at the time the impairment is determined.

        Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides that goodwill, as well as identifiable intangible assets, should not be amortized. Accordingly, with the adoption of SFAS 142, the Company discontinued the amortization of goodwill as of January 1, 2002.

        Revenues:    Sales of products are recorded upon shipment to customers. Camp and event revenues are recognized over the term of the respective activity.

Risk Factors

  Restrictive Covenants and Asset Encumbrances

        The Company's debt instruments contain numerous restrictive covenants that limit the discretion of the management of the Company with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The Company's debt instruments also contain a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a Change of Control (as defined therein) constitutes an event of default. A failure to comply with the obligations contained therein, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In addition, the Company has pledged substantially all of its assets to secure its senior bank debt, which is a revolving line of credit. In the case of an event of default under the Company's senior bank debt, the lenders thereunder would be entitled to exercise the remedies available to a secured lender under applicable law. If the Company were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that the Company would have sufficient cash to do so or that the Company could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the Company's existing debt instruments.

  Seasonality and Quarterly Fluctuations

        Varsity's business and results of operations are highly seasonal and follow a similar annual pattern. With respect to Varsity's cheerleader and dance team camps, such camps are held exclusively in the summer months. Sales of Varsity's cheerleader, dance team and booster club uniforms and accessories primarily occur prior to the beginning of the school year. Accordingly, a substantial portion of Varsity's annual revenues and all of its net income is generated in the second and third quarters of each calendar year, while the first and fourth quarters have historically resulted in net losses. Varsity's working capital needs have generally followed a similar pattern reaching their peak at the end of the first calendar quarter and continuing through the second quarter. This period follows Varsity's off-season period during which it generates only nominal revenues while incurring expenditures in preparation for its approaching peak season. Varsity has typically incurred seasonal borrowings during this period which it has historically eliminated during the third quarter as it receives prepayments on camp tuition and fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and seasonality."

  Uncertainty of Insurance Coverage; Personal Injury Claims

        Cheerleading is a vigorous athletic activity involving jumps, tumbling, partner stunts and pyramids, with which there are associated risks of personal injury. Varsity actively promotes safety among cheerleaders, dance team participants and coaches and was a founding member of and is an active participant in the American Association of Cheerleading Coaches and Advisors, an industry trade group whose mission is to improve the quality of cheerleading and to maintain established safety standards. From time to time, Varsity is subject to personal injury claims arising from its cheerleader and dance team camps, none of which was or is material to Varsity's operations. Varsity believes it is adequately insured against such risks. There can be no assurances, however, that one or more meritorious claims against Varsity for serious personal injury would not have an adverse effect upon the Company's business, financial condition and results of operations.

  Risk of Loss of Material Contractual Relationships; Competition

        Varsity organizes and produces various national cheerleading and dance team championships for exclusive broadcast on the ESPN, Inc. ("ESPN") cable channel. Varsity's current agreement with ESPN expires in October of 2003. Varsity has entered into several agreements with Walt Disney Attractions, Inc. ("Walt Disney Attractions") pursuant to which its national cheerleading and dance team championships through 2004 will be held at the Walt Disney World Resort in Florida. While the Company believes that it will be successful in renewing or replacing the agreements with ESPN and Walt Disney Attractions in a manner which will continue to promote the Company's products and services, there can be no assurances that it will be successful in doing so or that it will be able to do so on economically favorable terms. Although the Company believes that the failure to renew any one of the agreements with ESPN and Walt Disney Attractions would not have a material effect on the Company, there can be no assurances that the loss of all or any combination of such agreements would not have a material adverse effect on the Company's business, financial condition and results of operations.

        Varsity is one of two major national companies that designs and markets cheerleader, dance team and booster club uniforms and accessories and is one of two major national operators of camps. While Varsity's only national competitor is National Spirit Group Limited, it also competes with other smaller national and regional competitors that serve the uniform and accessories market or that operate cheerleader and dance team camps and clinics.

  Regulation

        At present, no national governing body regulates cheerleading and dance team activities at the collegiate level. Although voluntary guidelines relating to safety and sportsmanship have been issued by the NCAA and some of the athletic conferences, to date cheerleading and dance teams generally are free from rules and restrictions similar to those imposed on other competitive athletics at the college level. However, if rules limiting off-season training are applied to cheerleading and/or dance teams (similar to rules imposed by the NCAA on other sports) and the Company is unable to work with the NCAA and its member institutions, or any other applicable regulatory body, to designate acceptable times and sites regarding when and where camps with respect to cheerleading and/or dance teams can be conducted, Varsity might not be able to offer a significant number of its camps either because participants might be prohibited from participating during the summer or because suitable sites might not be available. Although the Company is not aware of any school officially adopting these activities as a competitive sport, recognition of cheerleading and/or dance teams as "sports" would increase the possibility that these activities may become regulated. If Varsity were restricted from providing its training programs to colleges and high schools, or if cheerleaders and dance teams were restricted from training during the off-season, such regulations would likely have a material adverse affect on Varsity's business, financial condition and results of operations. However, the Company currently does not believe that any regulation of collegiate cheerleading or dance teams as a "sport" is forthcoming in the foreseeable future, and in the event any rules are proposed to be adopted by athletic associations, the Company expects to participate in the formulation of such rules to the extent permissible.

        At the high school level, some state athletic associations have classified cheerleading as a sport and have in some cases imposed certain restrictions on off-season practices and out-of-state travel to competitions. However, in all cases to date, Varsity has been able to work with these state athletic associations to designate acceptable times for the cheerleaders within these states to attend camps. Accordingly, at the present time, state regulations have not had a material adverse effect on Varsity's ability to conduct its normal business activities within those states. Varsity has also signed agreements with several state associations to assist with sponsoring and execution of official competitions with these states.

  Dependence on Key Personnel

        The Company's executive officers and certain other key employees of Varsity have been primarily responsible for the development and expansion of their respective business, and the loss of the services of one or more of these individuals could have a material adverse effect on the Company. The Company has employment and non-competition agreements with certain key personnel, although it currently does not have an employment agreement or a non-competition agreement with Jeffrey G. Webb, the Company's founder, President and Chief Executive Officer.

Item 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Varsity is exposed to some market risk from changes in foreign currency rates, in connection with the Company's sale of travel packages for trips outside of the United States, however, such risk has never been, and the Company does not believe that it currently is, material to its business operations.

Item 4.    CONTROLS AND PROCEDURES

        The Company's management, under the supervision and with the participation of the Company's Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of the Company's disclosure controls and procedures as of the end of the period covered by this quarterly report. Based on that evaluation, the Company's Chief Executive Officer and Chief Financial Officer have concluded that the design and operation of the Company's disclosure controls and procedures are effective. The Company's management, including the Chief Executive Officer and Chief Financial Officer also conducted an evaluation of the Company's internal control over financial reporting to determine whether any changes occurred during the quarter covered by this report that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting. Based on that evaluation, there has been no such change during the quarter covered by this report.

Part II

OTHER INFORMATION

Item 1. Legal Proceedings

        In May 2003, the Company and its directors were named defendants in a lawsuit filed in Tennessee related to the proposed merger. The lawsuit alleges that the defendants breached their fiduciary and other duties owed to the Company's stockholders, in that the $6.57 per share merger consideration to be paid to our stockholders is unfair, was derived through an unfair process, and does not represent the value of our future prospects. The complaint also alleges that the defendants engaged in self-dealing without regard to conflicts of interest. The complaint seeks, among other things: injunctive relief prohibiting the Company from consummating the merger; and costs and disbursements related to the action, including reasonable attorneys' and experts' fees.

        The Company's directors and management believe that the allegations contained in the complaint are without merit and intend to contest the action vigorously. On June 16, 2003, the Company filed a motion to dismiss this lawsuit on the grounds that the lawsuit should proceed, if at all, in Delaware, the Company's state of incorporation. On July 9, 2003, plaintiff filed his opposition to the Company's motion to dismiss, and argument on this motion is currently scheduled to be heard on September 11, 2003.

        On August 13, 2003, the Company, its directors and Leonard Green & Partners, L.P. were named defendants in a lawsuit filed in the Delaware Court of Chancery related to the proposed merger, and in connection therewith a motion for expedited proceedings was also filed (collectively, the "Delaware Action"). The Delaware Action alleges, among other things, that the Company and its directors breached their fiduciary and other duties owed to the Company's stockholders, in that the Company's proxy statement contained material misstatements and failed to fully disclose all material facts; that the board of directors are interested or lack independence in connection with the proposed transaction and accordingly, the board bears the burden of establishing the entire fairness of the merger, which burden the plaintiff alleges cannot be met; that the defendants failed to obtain the highest price reasonably available in connection with the sale of the Company; and that Leonard Green & Partners, L.P. aided and abetted the Company and its board of directors in breaching their fiduciary duties to the defendant. The Delaware Action seeks, among other things: injunctive relief, prohibiting the Company from consummating the merger; rescission of the proposed transaction; and damages and costs and disbursements related to the action, including attorneys' fees and experts' fees.

        The Company, its directors and Leonard Green & Partners, L.P., believe that the allegations contained in the Delaware Action are without merit and intend to contest the Delaware Action vigorously.

        In addition, the Company from time to time becomes involved in various claims and lawsuits incidental to its business. None of these matters are expected to have a material adverse effect on the Company's consolidated financial statements.

Item 2.    Changes in Securities

        None

Item 3.    Defaults upon Senior Securities

        None

Item 4.    Submission of Matters to a Vote of Security Holders

        None

Item 5.    Other Information

        None

Item 6.    Exhibits and Reports on Form 8-K

    (a)
    Exhibit index:

    31.1
    Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

    31.2
    Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

    32.1
    Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

    32.2
    Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

    99.1
    Press release issued by the Company on May 15, 2003

    (b)
    Reports on Form 8-K:

      On a Form 8-K, dated May 15, 2003, under Item 9, Regulation FD Disclosure, announcing the Company's first quarter 2003 results.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VARSITY BRANDS, INC.
Date: August 14, 2003	By:	/s/ JEFFREY G. WEBB Jeffrey G. Webb President and Chief Executive Officer
Date: August 14, 2003	By:	/s/ JOHN M. NICHOLS John M. Nichols Chief Financial Officer and Principal Accounting Officer

Exhibit 31.1

CERTIFICATION PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, Jeffrey G. Webb, certify that:

  1.
  I have reviewed this quarterly report on Form 10-Q of Varsity Brands, Inc.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrants's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for the registrant and have:

  (a)
  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

  (c)
  disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of intenal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  (a)
  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: August 14, 2003	/s/ JEFFREY G. WEBB Jeffrey G. Webb President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO SECTION 302
OF THE SARBANES-OXLEY ACT OF 2002

I, John M. Nichols, certify that:

  1.
  I have reviewed this quarterly report on Form 10-Q of Varsity Brands, Inc.;

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

  4.
  The registrants's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13(a)-15(e) and 15(d)-15(e)) for the registrant and have:

  (a)
  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervison, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (c)
  disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

  5.
  The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

  (a)
  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

  (b)
  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Dated: August 14, 2003	/s/ JOHN M. NICHOLS John M. Nichols Senior Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Varsity Brands, Inc. (the "Company") on Form 10-Q for the period ending June 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Jeffrey G. Webb, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

  (1)
  The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  (2)
  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 14, 2003	/s/ JEFFREY G. WEBB Jeffrey G. Webb President and Chief Executive Officer

        A signed original of this written statement required by Section 906 has been provided to Varsity Brands, Inc. and will be retained by Varsity Brands, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Varsity Brands, Inc. (the "Company") on Form 10-Q for the period ending June 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John M. Nichols, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

  (1)
  The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

  (2)
  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 14, 2003	/s/ JOHN M. NICHOLS John M. Nichols Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Varsity Brands, Inc. and will be retained by Varsity Brands, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ANNEX B

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VARSITY BRANDS, INC.,
VBR HOLDING CORPORATION AND
VB MERGER CORPORATION

        This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of August 28, 2003, is made by and among VARSITY BRANDS, INC., a Delaware corporation (the "Company"), VBR HOLDING CORPORATION, a Delaware corporation ("Parent"), and VB MERGER CORPORATION, a Delaware corporation ("Acquiror") wholly owned by Parent. The Company, Parent and Acquiror are sometimes referred to herein as the "Parties."

        WHEREAS, the Company, Parent and Acquiror have entered into that certain Agreement and Plan of Merger (the "Original Merger Agreement" and, as amended by this Amendment, the "Merger Agreement") dated as of April 21, 2003;

        WHEREAS, counsel representing the Parties have entered into a Memorandum of Understanding (the "Memorandum"), dated as of August 28, 2003, by and among Milberg, Weiss, Bershad, Hynes & Lerach, LLP; Glassman, Edwards, Wade & Wyatt, P.C.; Wyatt, Tarrant & Combs, LLP; Richards, Layton & Finger, P.A; and Morris Nichols Arsht & Tunnell;

        WHEREAS, the Memorandum provides for, among other things, certain amendments to be made to the Original Merger Agreement;

        WHEREAS, prior to or concurrently with the execution and delivery of this Amendment and as a condition to the willingness of Parent and Acquiror to enter into this Amendment, each Principal Stockholder (as defined in the Original Merger Agreement) has signed and delivered to Parent an Acknowledgement pursuant to which such Principal Stockholder acknowledges and agrees that the voting agreement that such Principal Stockholder entered into with Parent, dated as of April 23, 2003, shall remain in full force and effect following execution and delivery of this Amendment;

        WHEREAS, in accordance with the terms of the Memorandum and Section 11.3 of the Original Merger Agreement, the Parties wish to amend certain terms and provisions of the Original Merger Agreement;

        NOW, THEREFORE, in consideration of the agreements and covenants set forth herein and in the Memorandum and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1)
References. Capitalized terms used in this Amendment, but not defined herein, shall have the meanings ascribed to them in the Original Merger Agreement.

2)
Termination Fee. The definition of "Termination Fee" in Section 1.1 of the Original Merger Agreement is hereby amended in its entirety to read as follows:

          "Termination Fee" means, in respect of any termination of this Agreement, a cash amount equal to $2,750,000.

3)
Conditions to the Obligations of Acquiror. Section 9.3(d) of the Original Merger Agreement is hereby amended in its entirety to read as follows:

(d)
the aggregate number of Company Shares at the Effective Time, the holders of which have demanded purchase of their shares from the Company in accordance with the provisions of

1

    Section 262 of the DGCL, shall not equal twenty percent (20%) or more of the Company Shares outstanding as of the record date for the Company Stockholder Meeting;

4)
Entire Agreement. This Amendment, the Original Merger Agreement (together with the exhibits and schedules thereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter thereof.

5)
Governing Law. This Amendment shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

6)
Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquiror as follows:

a.
The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement have been duly and validly authorized by the Board of Directors of the Company and, except for adoption and approval of the Merger Agreement by the vote of the holders of a majority of the outstanding Company Shares, no other corporate proceedings on the part of the Company are necessary to authorize or consummate the Merger Agreement or to consummate the other transactions contemplated thereby (other than the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL).

b.
On or prior to the date hereof, the Company's Board of Directors has adopted a unanimous written consent (i) approving this Amendment, (ii) declaring the Merger Agreement and the plan of merger contained therein advisable, and (iii) declaring that Section 203 of the DGCL and any other Takeover Statute are and shall be inapplicable to Parent, Acquiror, the Merger, the Merger Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby. Such approval by the Company's Board of Directors is sufficient to render inapplicable to the Merger Agreement, the Voting Agreements, the Merger and any of the transactions contemplated hereby or thereby, the provisions of Section 203 of the DGCL. To the Company's Knowledge, no other Takeover Statute applies or purports to apply to the Merger Agreement, the Voting Agreements, the Merger or any of the transactions contemplated hereby or thereby.

c.
This Amendment has been duly and validly executed and delivered by the Company, and assuming that this Amendment constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

7)
Representations of Parent and Acquiror. Parent and Acquiror hereby represent and warrant to the Company as follows:

The execution, delivery and performance by Parent and the Acquiror of this Amendment, and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated by the Merger Agreement are within the corporate powers of Parent and the Acquiror and have been duly and validly authorized by all necessary corporate action, as applicable, and no other corporate proceedings on the part of Parent or the Acquiror are necessary to authorize this Amendment or to consummate the transactions contemplated by the Merger Agreement. This Amendment has been duly and validly executed and delivered by Parent and the Acquiror, and assuming that this Amendment constitutes the valid and binding obligation of the Company, this

2

  Amendment constitutes the valid and binding obligations of Parent and the Acquiror, as applicable, enforceable in accordance with its terms.

8)
The Original Merger Agreement; Amendment Governs. Except as specifically amended hereby, the Original Merger Agreement shall continue in full force and effect in accordance with the provisions thereof in existence on the date hereof. Unless the context otherwise requires, after the date hereof, any reference to the Original Merger Agreement shall mean the Original Merger Agreement, as amended hereby. In the event of a conflict between the Original Merger Agreement and this Amendment, the terms and provisions of this Amendment shall govern.

9)
Counterparts. This Amendment may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

3

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

VARSITY BRANDS, INC.

Name:	John Nichols
Title:	Senior Vice President and Chief Financial Officer
VB MERGER CORPORATION

Name:	Jonathan A. Seiffer
Title:	Vice President
VBR HOLDING CORPORATION

Name:	Jonathan A. Seiffer
Title:	Vice President

4

Annex C

FOR IMMEDIATE RELEASE

Contact:	John Nichols Chief Financial Officer Varsity Brands, Inc. (901) 387-4300

Varsity Brands, Inc. Settles
Class Action Lawsuits

        Memphis, TN, September 3, 2003,—Varsity Brands, Inc. (AMEX: VBR) announced today that it had reached an agreement to settle two purported class action lawsuits that were filed in Delaware and Tennessee against the company, its board of directors and Leonard Green & Partners, L.P. The lawsuits challenged the proposed merger pursuant to which the company is to be acquired by a wholly-owned subsidiary of an affiliate of Leonard Green & Partners, L.P. and members of the company's senior management. All defendants continued to deny any liability in the lawsuits, and the settlement is subject to court approval. On August 13, 2003, the company mailed a Proxy Statement to all holders of record of Varsity Brands common stock as of August 4, 2003, in connection with a special meeting of the company's stockholders to be held on September 15, 2003 in New York City for the purpose of approving the proposed merger.

        On August 28, 2003, the parties to the lawsuits, through their respective attorneys, entered into a memorandum of understanding setting forth the terms of the settlement. The memorandum of understanding provides, among other things, that (i) the company will mail Supplemental Proxy Materials to its stockholders by September 3, 2003, (ii) the company and the acquisition subsidiaries formed by the affiliate of Leonard Green & Partners, L.P. will amend certain provisions of their merger agreement to (A) lower the fee payable by the company in the event the merger agreement is terminated under certain circumstances and (B) increase the aggregate percentage of shares that can be subject to an effective exercise of appraisal rights before the acquisition subsidiaries formed by the affiliate of Leonard Green & Partners, L.P. are able to exercise a right to terminate the merger agreement and (iii) the company will pay the legal fees of plaintiffs' attorneys in connection with the lawsuits.

        The Supplemental Proxy Materials, which were mailed to stockholders earlier today, set forth additional disclosures concerning the proposed merger and other terms of the proposed settlement of the class action lawsuits.

        Upon court approval of the settlement, the company, its board of directors and Leonard Green & Partners, L.P. will be released from any and all claims and liabilities related to the proposed merger, including all claims asserted in the lawsuits. The company, its board of directors and Leonard Green & Partners, L.P. deny all of the claims and contentions alleged by the plaintiffs and all charges of wrongdoing or liability arising out of the plaintiffs allegations.

        The company is a leading provider of goods and services to the school spirit industry. The company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The company markets these products and related services through a year-round marketing strategy. The company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

        This press release contains certain statements, which are "forward-looking" statements under the federal securities laws that are based on the beliefs of management as well as assumptions made by and information currently available to management. Certain factors could cause actual results to differ materially from those in the forward-looking statements concerning the proposed merger with the affiliate of Leonard Green & Partners, L.P. including, but not limited to, the ultimate court approval of the settlement of the class action lawsuits, the failure to receive the necessary stockholder approval; the failure to effect the successful tender offer for at least a majority of the Company's 10.5% senior notes due 2007, in a timely manner, or at all; or the failure to satisfy various closing conditions contained in the definitive merger agreement.

        The Proxy Statement and the Supplemental Proxy Materials contain information about the Company, Leonard Green & Partners, L.P. the proposed merger and related matters. Stockholders are urged to read the Proxy Statement and the Supplemental Proxy Materials carefully, as they contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the Proxy Statement and the Supplemental Proxy Materials from the Company in the mail, stockholders are also able to obtain the Proxy Statement, the Supplemental Proxy Materials as well as other filings containing information about the Company, without charge, at the Securities and Exchange Commission's web site (HTTP://WWW.SEC.GOV). Stockholders may also obtain copies of these documents without charge by requesting them in writing from Varsity Brands, Inc. 6745 Lenox Center Court, Suite 300, Memphis, Tennessee 38115, Attention: Chief Financial Officer, or by telephone at (901) 387-4300. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed merger. Information regarding any interests that Varsity's executive officers and directors may have in the transaction are set forth in the Proxy Statement.

* * * * *

QuickLinks

VARSITY BRANDS, INC. SUPPLEMENTAL PROXY MATERIALS
  Annex A
FOR THE QUARTER ENDED JUNE 30, 2003
VARSITY BRANDS, INC. INDEX
SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
VARSITY BRANDS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands)
Part I. FINANCIAL INFORMATION
VARSITY BRANDS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands, except for per share amounts)
VARSITY BRANDS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited) (In thousands)
VARSITY BRANDS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOW (In thousands)
VARSITY BRANDS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  1 Basis of presentation
  2 Earnings per share
  3 Receivables
  4 Inventories
  5 Supplemental cash flow information
  6 Income taxes
  7 Stock-Based Compensation
  8 Segment Information
  9 Accounting Pronouncements
  Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Part II
OTHER INFORMATION
  Item 1. Legal Proceedings
  Item 2. Changes in Securities
  Item 3. Defaults upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
SIGNATURES
  Exhibit 31.1
CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
  Exhibit 31.2
CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
  Exhibit 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
  Exhibit 32.2
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
  ANNEX B
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER BY AND AMONG VARSITY BRANDS, INC., VBR HOLDING CORPORATION AND VB MERGER CORPORATION
  Annex C
Varsity Brands, Inc. Settles Class Action Lawsuits